SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 25, 2006

PHARMOS CORPORATION

(Exact name of Registrant as Specified in its Charter)

Nevada	0-11550	36-3207413

(States or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

99 Wood Avenue South, Suite 311, Iselin, NJ	08830

(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code (732) 452-9556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

1. On January 25, 2006, the Board of Directors of Pharmos Corporation (the “Company”) and its Compensation Committee approved a change in the compensation arrangements for its independent directors. In lieu of paying fees for each meeting attended, the Board authorized the payment of an annual fee of $30,000 for service on the Board. Also, in consideration of the additional work they perform for the Company, the Board authorized payment of additional compensation in the amount of $5,000 to each of the Chairmen of the Board’s Audit Committee, Compensation Committee and Clinical Development and Scientific Committee, and $15,000 to the Lead Director, who is also Chairman of the Governance and Nominating and Committee. Payment of such fees to any director is subject to attendance by such director at at least 70% of the combined number of meetings of the full Board and any Committees on which such director sits. Any director attending fewer than 70% of the meetings in a given year will have his or her aggregate annual fees reduced on a percentage basis by the same percentage of that year’s meetings not attended by such director (e.g., a director who did not attend 45% of the meetings in a given year would have his or her aggregate fees reduced by 45% for such year). Also, on January 25, the Board approved the annual grant of 20,000 ten-year stock options to each of the independent directors, which has been timely reported on Form 4’s filed by each of such directors.

2. The Board of Directors of the Company also agreed at its January 25, 2006 meeting, based upon the recommendation of the Compensation Committee, to clarify the Employment Agreement of the Company’s Chairman and CEO, Dr. Haim Aviv, dated as of April 2, 2001, to confirm that the calculation of any severance payments to be received by him upon a termination of employment in certain circumstances shall be based on the aggregate annual compensation he had been receiving at the time of termination, both in the form of base salary as an employee of the Company’s Pharmos Ltd. subsidiary and in the form of an annual consulting fee paid directly by the Company to an entity owned by Dr. Aviv.

Item 8.01. Other Events.

On January 26, 2006, Pharmos Corporation issued the press release attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1	Press release of Pharmos Corporation, dated January 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 31st day of January, 2006.

PHARMOS CORPORATION

By:	/s/ James A. Meer

Name: James A. Meer

Title: Senior Vice President and Chief Financial Officer